Exhibit 99.1
David Reed	Phil Bourdillon/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. RECEIVES INITIAL
ENHANCED COMBAT HELMET (ECH) AWARD

Costa Mesa, Calif. – March 12, 2012 – Ceradyne, Inc. (Nasdaq: CRDN) has received the first of possibly two low rate initial production Enhanced Combat Helmet (ECH) orders. The initial release has a value of approximately $3 million. The full multi-year production order is expected by the end of the second quarter of calendar year 2012. The total for the initial orders plus full production is expected to exceed $170 million.

Ceradyne’s practice is to only book orders with firm release dates and will only include the above orders as they are received with the only current increase in backlog being the initial low rate order.

The awarded initial order will be shipped to both the U.S. Marine Corps and the U.S. Army starting in the second quarter of calendar year 2012.

David Reed, Ceradyne Vice President and President of North American Operations, commented: “We are extremely pleased to have been awarded this ECH order. The ECH is a significant technology leap forward for our Marines and Soldiers in providing increased head protection on the battlefield. We anticipate meeting the government’s performance, quality and delivery requirements with this order and look forward to meeting all of the requirements of full rate production in the near future.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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